THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.9

LICENSE AGREEMENT

This Agreement, dated August 26, 2003 (the “Effective Date”), is by and between OSIRIS Acquisition II, Inc. (“OSIRIS”), a company duly incorporated under the laws of the State of Delaware, having offices at 2001 Aliceanna Street, Baltimore, Maryland 21231 USA, and JCR Pharmaceuticals Co., Ltd. (“JCR”), a company duly incorporated under the laws of Japan, with its corporate domicile at 3-19 Kasuga-cho, Ashiya, 659-0021, Japan.

WHEREAS, OSIRIS is the owner of certain technology, including, but not limited to patents and know-how, relating to mesenchymal stem cells; and

WHEREAS, JCR desires to obtain, and OSIRIS desires to grant to JCR., an exclusive right and license in Japan in and to such technology for use in conjunction with the treatment of hematological malignancies with hematopoietic stem cells on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

1.	Definitions.

The terms used in this Agreement have the following meaning:

1.1 “Affiliate”, with respect to any Party, shall mean any Person whether de jure or de facto, controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of more than 50% (or such lesser percentage without breaching the terms of an Agreement with a Third Party which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction of the voting securities or other ownership interest of a Person).

1.2 “Combination Product” means Product that is sold in combination with another product (such as in a kit) or that is included as part of a service.

1.3 “Confidential Information” shall have the meaning assigned to such term in Section 9.1.

1.4 “Controlled” shall mean owned by OSIRIS or JCR, as the case may be with the right to grant a license thereunder without breaching the terms of an agreement with a Third Party.

1.5 “Development Plan” means the plan attached as Appendix A for development of Product in the Field in the Territory.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.6 “Field” shall mean the use of MSC in or in conjunction with the treatment of hematological malignancies by the use of hematopoietic stem cells derived from peripheral blood, cord blood or bone marrow.

1.7 “First Commercial Sale” shall mean, with respect to any Product in the Territory, the first sale by JCR, its Affiliates or Sublicensees to a Third Party of such Product, in the Territory after all required marketing and pricing approvals (if required) have been granted, or otherwise permitted, by the governing health care authority of the Territory. “First Commercial Sale” shall not include the sale of any Product for use in clinical trials or for compassionate use prior to the grant of regulatory approval.

1.8 “IND” shall mean an application that is filed in the Territory by JCR or its Affiliate or Sublicensee to initiate a clinical trial of Product in the Field in humans.

1.9 “JCR Patents” shall mean any patent or patent application anywhere in the world, including but not limited to any division, continuation, or continuation-in-part, reissue, re-examination, patent extension, Controlled by JCR or its Affiliates at any time during the term of this Agreement insofar as it contains one or more claims to JCR Special Technology.

1.10 “JCR Special Technology” shall mean information, data and materials, Controlled by JCR that is useful for the recovery, maintenance, expansion, formulation or use of MSC and that results from the research and/or development of Product under this Agreement.

1.11 “MSC” shall mean human cells that are capable of differentiation into more than one mesenchymal lineage.

1.12 “Net Sales” shall mean, with respect to Product in the Territory, the gross amount invoiced by JCR, its Affiliates, Sublicensees or co-marketers for such Product less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, shipping, insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, or defects of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are separately identified in such invoice and are paid by the purchaser of Product. In the event of Combination Product, Net Sales shall be calculated on the usual individual amount invoiced for the Product as if it were a stand-alone product.

1.13 “Orphan Designation” means any treatment of a disease which afflicts less than 50,000 patients per year in the Territory and /or the use in such patients and that meets the criteria for orphan designation application established by the governing health care authority in the Territory other than the Field.

1.14 “OSIRIS Patents” shall mean any and all patents and/or patent applications in the Territory, and any division, continuation, continuation-in-part or reissue, re-examination, patent extension, thereof in each case that is Controlled by OSIRIS as of the Effective Date or at any time during the term of this Agreement and only to the extent that it claims the manufacture, use or sale of

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

a Product. OSIRIS Patents as of the Effective Date are listed in Appendix B which shall be updated periodically. In the event that OSIRIS has a license to any patent or patent application that is sublicensable to JCR, such patent or patent application shall be included in OSIRIS Patents if JCR agrees to make payments due thereunder as a result of JCR obtaining a sublicense and practicing thereunder.

1.15 “OSIRIS Technology” shall mean information, know-how, data and materials, including technical and non-technical data and information (i) Controlled by OSIRIS on the Effective Date and/or at any time during the term of this Agreement and (ii) which relates to Product, and in each case which is necessary or useful for the development, manufacture, composition, use or sale of Product in the Field in the Territory.

1.16 “Party” shall mean OSIRIS or JCR and, when used in the plural, shall mean OSIRIS and JCR.

1.17 “Patent” shall mean individually and collectively JCR Patents and OSIRIS Patents.

1.18 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association., organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.19 “Pivotal Trial” shall mean a clinical trial to establish that Product is safe and effective for use in the Field in order to support Product Registration.

1.20 “Product” means any product or composition that contains MSC and/or any process or service performed with respect to recovery, expansion, maintenance, purification, storage, production, formulation or use of MSC.

1.21 “Product Registration(s)” shall mean the approvals or registrations of Product in the Field for sale in the Territory that is received by JCR or its Affiliates, co-marketers or Sublicensees during the term of this Agreement from the governing health care authority in the Territory.

1.22 “Royalty Term” shall mean, with respect to each Product in the Territory on a Product-by-Product basis, the period of time commencing on the Effective Date and ending on the later of: (i) fifteen (15) years from the date of the First Commercial Sale of such Product in the Territory, or (ii) the date on which the last OSIRIS Patent in the Territory covering such Product expires.

1.23 “Sublicensee” shall mean a Third Party to which JCR h s granted sublicense and/or sub-sublicense rights under the licenses and/or sublicenses granted to JCR hereunder.

1.24 “Territory” shall mean Japan.

1.25 “Third Party” shall mean any Person who or which is neither a Party nor, with respect to a Party, an Affiliate of that Party.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.26 “Third Party Agreement(s)” shall have the meaning of Section 2.3.

1.27 “Interpretative Rules” For the purpose of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires : (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender. (b) references to “Articles”, “Sections” and other subdivisions and to “Schedules” and “Exhibits” without reference to a document, are to designated Articles, Sections and other subdivisions of and to Schedules and Exhibits to this Agreement; (c) the use of the term ‘including’ means ‘including but not limited to’; and (d) the words ‘herein’, ‘hereof , ‘hereunder’ and other words of similar import refer to this Agreement in whole and not to any particular provision. All dollars are United States dollars.

2.	GRANT OF LICENSES

2.1 License.

(a) OSIRIS hereby grants to JCR and its Affiliates an exclusive, royalty-bearing license in the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement as provided in Section 2.2, under the OSIRIS Patents and OSIRIS Technology to develop, register and to obtain Product Registrations, use, make, have made, import, export, offer to sell, sell and have sold Products for use in the Field in the Territory.

(b) JCR agrees that it will use OSIRIS Technology and OSIRIS Patents only as licensed under this Agreement, only as long as licensed under this Agreement and in each case in accordance with the terms and conditions of this Agreement.

(c) Unless otherwise mutually agreed to in writing by both Parties, JCR agrees that it will not manufacture or sell or assist any other Person to manufacture or sell Product anywhere in the world except for Product for use in the Field in the Territory.

2.2 Sublicensing by JCR.

(a) JCR shall have the right to grant sublicenses to a Third Party under the license granted pursuant to Section 2.1 with the prior written consent of OSIRIS which shall not be withheld unreasonably provided that: (i) JCR shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of milestones achieved with respect to any Product and/or sales of any Product by its Sublicensees and their compliance with all applicable licensing terms of this Agreement to the extent that they are applicable to a Sublicensee; and (ii) each Sublicensee agrees in writing to comply with Sections 2.1(b), 2.1(c), 4.4, 6.1, 6.3, 6.4 and articles 8 and 9 of this Agreement, with OSIRIS being made a third party beneficiary thereof with the right of enforcement.

(b) Any sublicense granted by JCR to a Third Party shall include a provision prohibiting further sublicenses and a provision terminating the sublicense when the license to JCR terminates.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.3 Third Party Agreements.

In the event that OSIRIS obtains Control of new OSIRIS Technology and/or OSIRIS Patents from a Third Party, OSIRIS shall offer to add such new OSIRIS Technology and/or OSIRIS Patents to this Agreement. If JCR agrees to add new OSIRIS Technology and/or OSIRIS Patents, then the rights licensed to JCR by OSIRIS are subject to the terms, limitations, restrictions and obligations of this Agreement, and no increase in royalty percentages set forth in Section 4.3 shall result from the addition of such new OSIRIS Technology and/or OSIRIS Patents to this Agreement.

2.4 Orphan Designation.

OSIRIS grants to JCR, during the term of this Agreement, a right of first negotiation to obtain from OSIRIS the exclusive right, in the Territory, to develop, register, use, make, have made, import, export, offer to sell, sell and have sold Products for a use that has an Orphan Designation in the Territory. With respect to any such use, JCR shall notify OSIRIS in writing thereof. If OSIRIS has the right to grant such a license at such time, for a period of ninety (90) days, the Parties shall enter good faith negotiation as to the terms and conditions of an agreement provided, however that neither Party shall have an obligation to enter into such agreement.

2.5 No license is granted to JCR hereunder except as expressly granted under this Agreement.

2.6 License to OSIRIS JCR grants to OSIRIS a non-exclusive, worldwide license under JCR Patents and JCR Special Technology to make, have made, use, sell, offer to sell and import Product for any and all uses, which license shall exclude Product for use in the Field in the Territory for the period that the license granted under Section 2.1 to JCR remains in effect. The license shall be royalty free, provided, however, that if the license to JCR under this Agreement is terminated, the Parties shall negotiate a reasonable royalty. The license granted under this Section 2.6 includes the right to sublicense with a reasonable royalty payment.

3.	TECHNOLOGY TRANSFER, DEVELOPMENT AND COMMERCIALIZATION.

3.1 Technology Transfer by OSIRIS. (a) OSIRIS shall provide technology transfer including technical assistance with regard to the OSIRIS Technology provided under Section 3.1(b) upon the reasonable request of JCR without charge to JCR other than travel expenses, including air travel, hotels, meals, etc. (b) In addition, within seven (7) days of the Effective Date, OSIRIS shall provide JCR with material OSIRIS Technology that is currently available in any media containing information in text, data or graphic form. An outline of such technology transfer is provided in Appendix C. (c) OSIRIS will provide JCR with periodic updates of OSIRIS Technology.

3.2 Development Efforts by JCR. JCR shall use reasonable best efforts (including, but not limited to, the conduct of clinical trials, filing for Product Registrations and for other regulatory approvals, diligently pursuing such approvals and, upon the grant of regulator), approval, marketing the Products) to develop and commercialize Products for use in the Field in the Territory. (For avoidance of doubt, the Parties recognize that the Product is a novel product or

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

service and there are no definitive regulatory guidelines established or applied by the governing health care authority in the Territory for registering the Product in the Territory as at the Effective Date.)

3.3 Failure to Develop and Market.

In the event that JCR fails to satisfy its development and/or marketing obligations under Section 3.2 with respect to Product in the Field in the Territory or fails to file an IND prior to the end of calendar year 2007 or fails to file a Product Registration for the Product in the Territory within two (2) years from the OSIRIS’ U.S. FDA product approval for the Field, OSIRIS shall have the right and option to terminate this Agreement in its entirety in accordance with Section 10.2(a). For avoidance of doubt, a Product Registration in the Territory for the Product is contingent on OSIRIS’ FDA product approval. Furthermore, if JCR’s failure to file an IND or a Product Registration within such timeframe is due to any, circumstance beyond its control, including but not limited to regulatory issues, it shall not be considered as JCR’s failure.

3.4 Reporting.

(a) Within sixty (60) days after the end of each calendar half year, JCR shall provide to OSIRIS a project status report (including the status of regulatory approvals) of the development, and registration of Product in the Field in the Territory. All such reports by JCR shall be treated as Confidential Information of JCR and shall be subject to the restrictions imposed under Section 9.1. In the event that JCR is not interested in pursuing development and/or commercialization of Product in the Field in the Territory, JCR shall promptly notify OSIRIS.

(b) Within sixty (60) days after the end of each calendar half year, OSIRIS shall provide to JCR a project status report (including the status of regulatory approvals) of the development, and registration of Product in the Field in the U.S.A. All such reports by OSIRIS shall be treated as Confidential Information of OSIRIS and shall be subject to the restrictions imposed under Section 9.1.

(c) Notwithstanding the above, at any time each Party shall immediately report to the other Party any material event in connection with but not limited to clinical, regulatory and registration issues related to the Product.

4.	FEE MILESTONE PAYMENTS AND ROYALTIES.

4.1 Fee by JCR.

JCR shall pay to OSIRIS three million dollars ($3,000,000.00) within fourteen (14) days after receipt of the OSIRIS Technology as provided in Section 3.1.(b)., which amount is non-creditable and non-refundable.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.2 Milestone Payments by JCR. JCR shall pay OSIRIS the following milestone payments upon the first occurrence of each event set forth below with respect to Product in the Field in the Territory, whether achieved by JCR or its Affiliates or its Sublicensee or distributor, which milestones are non-refundable and non-creditable and are due and payable within thirty (30) days after the applicable event:

(a) Five Hundred Thousand Dollars ($500,000.00) upon OSIRIS’ completing the technology transfer, including technical assistance, of Section 3.1(a).

(b) Five Hundred Thousand Dollars ($500,000.00) upon the filing of an IND for Product in the Territory;

(c) One Million Dollars ($1,000,000.00) upon commencement of a Pivotal Trial for Product in the Territory.

(d) Two Million Dollars ($2,000,000) upon filing a Product Registration for the Product in the Territory;

(e) Three Million Five Hundred Thousand Dollars ($3,500,000.00) upon receipt of a Product Registration;

(f) Five Hundred Thousand Dollars ($500,000.00) for each Five Million Dollars ($5,000,000.00) of cumulative Net Sales up to Thirty Million Dollars ($30,000,000.00) of Net Sales.

4.3 Royalties. (a) In partial consideration of the rights and licenses granted by OSIRIS to JCR under this Agreement, during the Royalty Term, JCR shall pay to OSIRIS a royalty on Net Sales of Products in an amount equal to the following percentages of the specified portions of the cumulative Net Sales of all Products for use in the Field sold by JCR, its Affiliates, co-marketers and its Sublicensees in the Territory:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***];

(b) Notwithstanding the above, in the event that a Third Pasty sells Product for use in the Field in the Territory that does not infringe an OSIRIS Patent in the Territory and such sales are at least fifteen percent (15%) of the sales of JCR for Product for use in the Field in the Territory, the Parties shall negotiate to reduce the percentage amount of royalties payable to OSIRIS.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.4 Obligation to Pay Royalties. The obligation to pay royalties to OSIRIS under this Section 4 is imposed only once with respect to the same unit of Product regardless of the number of Patents pertaining thereto. In the case where the Product is to be resold, there shall be no obligation to pay royalties to OSIRIS under this Section 4 on sales of Product between JCR and its Affiliates or between any of them and its co-marketer or Sublicensee, but in such instances the obligation to pay royalties shall arise upon resale based on Net Sales of the reseller.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

5.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the Effective Date of this Agreement:

(a) Such Party is duly organized and validly existing and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) OSIRIS has not granted a license under OSIRIS Technology and/or OSIRIS Patents with respect to Products in the Field in the Territory to any Third Party which is in conflict with the license granted to JCR pursuant to this Agreement.

5.2 OSIRIS MAKES NO OTHER REPRESENTATION OR WARRANTY HEREUNDER AND DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR USE OR WITH RESPECT TO THE VALIDITY, ENFORCEABILITY, OR PATENTABILITY OF OSIRIS PATENTS OR WITH RESPECT TO NON-INFRINGEMENT OF THIRD-PARTY PATENTS.

6.	PAYMENTS AND REPORTS.

6.1 Royalty Payments. All royalty payments due hereunder shall be paid quarterly within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by a statement of the amount of gross sales of Product, the calculation of Net Sales and the units of Product during such quarter, the amount of royalties due on such Net Sales, the conversion rates used in converting to United States Dollars and any other information reasonably requested by OSIRIS to enable OSIRIS to determine amounts it is owed hereunder.

6.2 Mode of Payment. JCR shall make all payments required under this Agreement as directed by OSIRIS from time to time in United States Dollars. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange for the last business day of the applicable calendar quarter as published in the Wall Street Journal, New York edition.

6.3 Records Retention. JCR and its Affiliates and its Sublicensees and co-marketers shall keep complete and accurate records pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit OSIRIS to confirm the accuracy of royalty payments due hereunder.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.4 Audit Request. At the request and expense (except as provided below) of OSIRIS, JCR and its Affiliates and its Sublicensees and co-marketers shall permit an independent, certified public accountant appointed by OSIRIS and reasonably acceptable to JCR, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of JCR and/or its Affiliates or its Sublicensees and co-marketers, for a period of three years after such royalties have accrued. Said accountant shall not disclose to OSIRIS any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties, If, as a result of any inspection of the books and records of JCR or its Affiliates or its Sublicensees and co-marketers it is shown that JCR’s royalty payments under this Agreement were less than the amount which should have been paid, then JCR shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within forty-five (45) days after OSIRIS’ demand therefore. Furthermore, if the royalty payments were less than the amount which should have been paid by an amount in excess of five percent (5%) of the royalty payments actually made during the period in question, JCR shall also reimburse OSIRIS for the cost of such inspection.

6.5 Taxes. In the event that JCR is required to withhold any tax to the tax or revenue authorities in the Territory regarding any payment to OSIRIS due to the laws of the Territory, JCR shall withhold such tax from the payment due to OSIRIS and pay such tax directly to such tax or revenue authorities in the Territory on OSIRIS’ behalf. JCR shall provide OSIRIS with a copy of the official receipt of such tax payment.

7.	PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT.

7.1 Patent Filing, Maintenance and Prosecution.

(a) OSIRIS or OSIRIS licensors, in the case of OSIRIS Patents licensed to OSIRIS, shall have the right to file, prosecute and maintain OSIRIS Patents in the Territory through patent counsel selected by OSIRIS or its licensors, and OSIRIS shall consult with and keep JCR advised with respect thereto. OSIRIS shall disclose to JCR the complete texts of all such patents and patent applications filed by OSIRIS or its licensor, as well as all information received concerning the institution or possible institution of any opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any patent licensed herein in the Territory. JCR shall have the right to review such pending applications and other proceedings and make recommendations to OSIRIS concerning them and their conduct.

(b) Upon issue of any OSIRIS Patent in the Territory covering the Product for the Field, JCR may register and OSIRIS shall assist JCR in such registration with the Japan Patent Office that names JCR as an exclusive licensee for such OSIRIS Patent under the rights granted to JCR in this Agreement.

(c) In the event OSIRIS intends to finally abandon any OSIRIS Patents licensed to JCR under this Agreement, it shall notify JCR. JCR shall have the right and option, but not the obligation, to prosecute and/or maintain such OSIRIS Patent which OSIRIS had intended to abandon. In event JCR decides to execute such option, the application of such OSIRIS Patent shall be assigned to JCR.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.2 Patent Enforcement.

(a) Each Party shall notify the other promptly after such Party becomes aware of any alleged infringement of any OSIRIS Patent in the Territory with respect to a Product for use in the Field. If any of the OSIRIS Patents under which JCR holds a license hereunder is infringed by a Third Party with respect to a Product for use in the Field in the Territory, JCR shall have the right and option, but not the obligation, to bring an action for infringement, at its sole expense, against such Third Party in the name of OSIRIS and/or in the name of JCR, and to join OSIRIS as a party plaintiff if required. JCR shall promptly notify OSIRIS of any such infringement and shall keep OSIRIS informed as to the prosecution of any action for such infringement. JCR shall have the full control over the conduct of the litigation including settlement thereof provided, however, that JCR shall make no decision, including, but not limited to, settlement which adversely affects the validity or enforceability of the OSIRIS Patents without the written consent of OSIRIS. It is understood that in the case of OSIRIS Patents sublicensed to JCR, the rights of this Section 7.2(a) are subject to the terms and restrictions of the Third Party Agreement(s).

(b) In the event that JCR does not institute an infringement proceeding against an offending Third Party within ninety (90) days after becoming aware or receiving notice of any alleged infringement, then OSIRIS shall have the right and option, but not the obligation, to institute such an action and to retain any recovered damages.

(c) In any infringement suit either Party may institute to enforce any OSIRIS Patents pursuant to this Agreement, the other Party hereto shall, at the request of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the Party requesting cooperation.

(d) The costs and expenses of any action instituted pursuant to this Section 7.2 (including reasonable fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions (if such other Party has the right to institute and prosecute such infringement actions pursuant to this Section 7.2).

(e) In the event that either Party shall undertake the enforcement of any OSIRIS Patent, any award or compensation (including the fair market value of non-monetary compensation) paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied as follows: (i) first, to reimbursement of each Party for all expenses incurred by each in connection with such action, on a pro rata basis, and (ii) second, any remaining balance shall be allocated to the Party undertaking the action, except that any such amount received by JCR shall be deemed to be Net Sales hereunder, for which OSIRIS shall be entitled to receive a royalty as provided in this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.3 Infringement Actions by Third Parties. In the event of the institution of any suit by a Third Party against JCR, its Affiliates or its Sublicensees for patent infringement involving the use, sale, distribution or marketing of any Product in the Territory, JCR shall promptly notify OSIRIS in writing of such suit. In the event of all such actions, JCR shall defend such action at its own expense, and OSIRIS hereby agrees to assist and cooperate with JCR, to the extent necessary in the defense of such suit and to reimburse JCR for twenty nine percent (29%) of the out-of-pocket expenses (including reasonable attorney’s fees and other professional fees) incurred by JCR in such defense. JCR shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion. During the pendency of such action, all royalties due hereunder shall continue to be paid by JCR. JCR shall pay seventy one percent (71%) and OSIRIS twenty nine percent (29%) of any award for damages, or any amount due pursuant to any settlement entered into by JCR with such Third Party. Twenty nine percent (29%) of any and all damages and awards received by JCR as a result thereof (i.e., as a result of a counterclaim) shall be paid to OSIRIS.

8.	INDEMNIFICATION.

8.1 By JCR. JCR shall indemnify and hold OSIRIS and licensors of OSIRIS to the extent that JCR is sublicensed hereunder and its directors, officers, employees, shareholders and agents, harmless from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from the development, manufacture, use, distribution or sale of any MSC or Product by JCR, its Affiliates, co-marketers or Sublicensees or any person or entity that prepares or manufactures MSC or Product for or on behalf of any of the foregoing or any person or entity who receives or obtains (directly or indirectly) MSC or Product from any of the foregoing, except those losses which arise out of intentional misconduct or gross negligence of OSIRIS.

8.2 Costs of Enforcement. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 8 shall also be reimbursed by the indemnifying Party.

8.3 Conditions to Indemnification. A person or entity that intends to claim indemnification under this Section (the “Indemnitee”) shall promptly notify JCR (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section 8 - shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under

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this Section. The Indemnitee under this Section, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. The Indemnitor shall not settle or compromise any loss, liability, claim, damage or action without the consent of the Indemnitee which consent will not be withheld unreasonably.

8.4 Any and all Sublicensees of JCR shall agree to the same indemnity as in Section 8.1 of this Agreement and OSIRIS shall be made a Third Party beneficiary thereof with the right of enforcement.

9.	CONFIDENTIALITY.

9.1 Subject to Section 9.5, during the term of this Agreement, it is contemplated that each Party will disclose to the other Party confidential information and materials which is owned or Controlled by the Party providing such information and materials or which that Party is obligated to maintain in confidence and which is designated by the Party providing such information and materials as confidential (such material and information is individually and collectively “Confidential Information”). Each Party shall have the right to refuse to accept the other Party’s Confidential Information. Subject to Section 9.5, each Party agrees to retain the other Party’s Confidential Information in confidence, and to limit disclosure of any such Confidential Information to its officers, directors, employees and permitted assigns on a need to know basis and only if the recipient of the Confidential Information has agreed in writing to maintain confidentiality. Each Party agrees to use the other Party’s Confidential Information only as permitted by this Agreement, and subject to Section 9.5, not to disclose or provide any such Confidential Information to any other person or entity without the prior written consent of the Party providing such Confidential Information.

9.2 The obligations of confidentiality and non-use of Section 9.1 will not apply to:

(a) portions of the Confidential Information rightfully known to the receiving Party, without obligation of confidentiality or non-use, prior to disclosure thereof by the disclosing Party, as demonstrated by written records of the receiving Party;

(b) portions of the Confidential Information that become generally available to the public, without restriction and without breach of this Agreement by the receiving Party; or

(c) portions of the Confidential Information that become rightfully available, without obligation of confidentiality or non-use, to the receiving Party from others having no obligation to hold such Confidential Information in confidence; or

(d) disclosures required by an order of a court of competent jurisdiction provided that the owner of the Confidential Information is given notice of such order in sufficient time to oppose and appeal such order.

(e) is preclinical or clinical data or other information concerning Product that Party is reasonably required to disclose to consultants (such as advertising agencies,

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reimbursement experts and marketing research companies), customers, healthcare professionals, consumers or regulatory agencies as part of its routine advertising or promotional activities or medical education, professional services, adverse event investigation and reporting, or Product quality or complaint investigation and reporting functions, or which is disclosed by a Party to Affiliates and Sublicensees in order to allow them to market and sell PRODUCT in the TERRITORY (provided that such Affiliates agree to be bound by the confidentiality obligations set forth in this Section).

9.3 (a) Except as provided in Section 9.3(b), 9.3(c), 9.4 or 12.6, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party.

(b) A Party may disclose the terms or conditions of this Agreement, (i) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such Party’s activities expressly permitted by this Agreement and ordinary and customary business operations, and (ii) to a Third Party in connection with (w) an equity investment in such Party, (x) a merger, consolidation, change in control or similar transaction by such Party, (y) the transfer or sale of all or substantially all of the assets of such Party, or (z) in connection with the granting of a sublicense under this Agreement.

(c) Prior to execution of this Agreement the Parties have agreed upon the substance of information that may be used to describe the terms and conditions of this transaction, which is attached in Appendix D and each Party may disclose the information of Appendix D without the consent of the other Party.

9.4 The obligations of this Section 9 shall not apply to the extent that a Party is required to disclose information and/or the terms or conditions of this Agreement by applicable law, rule regulation or bona fide legal process, provided that the Party required to make the disclosure takes reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable prior notice to the other Party.

9.5 A Party may provide or disclose Confidential Information of the other Party for use in a manner that is consistent with the license granted to a Party, provided that the Third Party agrees to confidentiality provisions similar to those of this Agreement.

9.6 Injunctive Relief. The Parties acknowledge that money damages alone would not adequately compensate the disclosing Party in the event of a breach by the receiving Party of this Section 9, and that, in addition to all other remedies available to the disclosing Party at law or in equity, it shall be entitled to seek injunctive relief for the enforcement of its rights under this Section 9.

9.7 Confidentiality Term. The obligations of this Article 9 shall terminate ten (10) years after disclosure of Confidential Information or five (5) years after the termination of this Agreement whichever occurs later.

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10.	TERM; TERMINATION.

10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire in the Territory upon the expiration of the full Royalty Term with respect to Product in the Territory.

10.2 Breach.

(a) In the event of breach under this Agreement, either Party shall have the right to terminate this Agreement only through a written notice of termination of the Agreement to the breaching party specifying the breach (“Notice of Termination”). If the breach has not been cured, within one-hundred and twenty (120) days of the Notice of Termination (thirty (30) days for a payment breach), the Party serving the Notice of Termination shall have the right to terminate this Agreement by written notice.

(b) An election of remedy by a Party for a material breach of this Agreement under this Section 10.2 on one occasion shall not constitute a waiver as to any other remedy that may be available to such Party under this Section 10.2 as to any material breach on another occasion.

10.3 Effect of Expiration or Termination.

(a) Following expiration of the term of this Agreement under Section 10.1 with respect to a Product in the Field in the Territory JCR shall have the royalty-free, perpetual right to manufacture, have manufactured, use and sell such Product in the Field in the Territory.

(b) Upon termination of this Agreement under Section 10.2, 10.4 or 10.7 (other than as a result of a breach of this Agreement by OSIRIS), JCR shall promptly: (i) transfer free of charge, to OSIRIS or such other Person as OSIRIS shall designate, any and all rights that it may have under any government registrations or authorizations, including Product Registrations, with respect to Product in the Field, and shall immediately cancel any such registrations or authorizations, including Product Registrations, with respect thereto as may not be transferable; (ii) provide to OSIRIS all data and other information in JCR’s, or its Affiliates’ or Sublicensees’ possession or control relating to such Product Registrations; and (iii) discontinue all distribution of Product and the use of the OSIRIS Patents and OSIRIS Technology and JCR Special Technology in connection therewith. All rights of JCR under the licenses for such Product granted hereunder shall revert to OSIRIS. The rights and licenses granted to JCR shall terminate with respect to Product; (iv) grant OSIRIS a non-exclusive, royalty-bearing license at a reasonable royalty under and to JCR Special Technology and JCR Patents to make, have made, use, sell, offer to sell and import Products in the Field for use in the Territory, including a right to sublicense a Third Party(ies) in conjunction with a license to OSIRIS Technology and provide to OSIRIS such technology that is licensed to OSIRIS under this Section 10.3(b) to the extent that it has not been previously provided to OSIRIS.

10.4 Either Party may terminate this Agreement, if, at any time, the other Party becomes insolvent or the other Party shall file in any court or agency pursuant to any statute or regulation of a country in the Territory a petition of bankruptcy or insolvency or for reorganization

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or for an arrangement or for the appointment of a receiver of trustee of the other Party or of its assets or if the other Party proposes a written agreement of composition or extension of its debts or if the other Party shall be served with an involuntary petition against it, filed in any insolvency, proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof, or if the other party shall make an assignment for the benefit of its creditors. Notwithstanding the bankruptcy of OSIRIS or the impairment of performance of OSIRIS of its obligations under this section, JCR shall be entitled to retain the licenses granted herein, provided it continues to comply with its obligations to OSIRIS hereunder.

10.5 Right to Sell Stock on Hand. Upon the termination of any rights granted hereunder, in whole or in part as to Product for use in the Field in the Territory, for any reason other than a failure to cure a material breach of this Agreement by JCR, JCR shall have the right to dispose of all Product then on hand for use in the Field in the Territory, and the royalties shall be paid to OSIRIS with respect to such Product as though such rights had not terminated.

10.6 Accrued Rights, Surviving, Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b) Termination, relinquishment or expiration of this Agreement shall not terminate JCR’s obligation to pay all royalties and other payments that shall have accrued prior to such termination. All of the Parties’ rights and obligations under Sections 2.1(b), 2.1(c), 6.3, 6.4, 10.5 and 10.6 and Articles 8 and 9 shall survive termination, relinquishment or expiration hereof.

10.7 This Agreement may be unilaterally terminated by JCR by one-hundred and eighty (180) days’ prior written notice to OSIRIS or by mutual agreement of the Parties.

11.	FORCE MAJEURE.

11.1 Events of Force Majeure. Except for payments due under this Agreement, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event JCR or OSIRIS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled, provided, however, if the force majeure does not terminate within six (6) months, the other

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Party shall have the right to terminate this Agreement by written notice to the Party providing notice of the force majeure. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

12.	MISCELLANEOUS.

12.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.2 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both JCR and OSIRIS may otherwise assign their respective rights and transfer their respective duties hereunder to its Affiliate or to any assignee of all or substantially all of their respective businesses (or that portion thereof to which this Agreement relates) or in the event of their respective merger or consolidation or similar transaction. No assignment shall relieve JCR of its obligations hereunder. No assignment and transfer shall be valid or effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement in which case the Agreement will inure to the benefit of such successors and assigns.

12.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight international express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a) In the case of JCR, to:

JCR Pharmaceuticals Co., Ltd.

3-19 Kasuga-cho

Ashiya, 659-0021, Japan

Facsimile No. +81-797-38-1752

Attn: President and Chief Executive Officer

(b) In the case of OSIRIS, to:

Osiris Acquisition H, Inc.

2001 Aliceanna Street

Baltimore, Maryland 21231

USA

Facsimile No.: 410-563-0794

Attn: President and Chief Executive Officer

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or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

12.5 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

12.6 Public Announcements. Except as required by law, rule or regulation (including, without limitation, disclosure requirements of the U.S. -Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by OSIRIS are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Once text is approved, the substance of that which is disclosed in such text may be disclosed to the public by a Party without the permission of the other Party.

12.7 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.8 Compliance with Law. JCR agrees to comply with all applicable laws, rules and regulations with respect to Product for use in the Field in the Territory.

12.9 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and the parties shall negotiate, in good faith, a new provision which will, as closely as possible, carry out the intentions of the parties provided for in the invalidated provision. If such agreement is not reached in sixty (60) days, the affected Party(ies) may terminate this Agreement.

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12.10 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Maryland, USA without regard to its choice of law principles.

12.12 Arbitration. All disputes, controversies or differences which may arise between the Parties, out of or in relation to this Agreement, or the breach thereof, which cannot be promptly resolved on an amicable basis, shall be finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement of September, 1952, by which each Party hereto is bound.

12.13 Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

12.14 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.15 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.16 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

OSIRIS ACQUISITION II, INC.

By:	/s/ William Pursley

Name:	William Pursley

Title:	President and Chief Executive Officer

JCR PHARMACEUTICALS CO., LTD.

By:	/s/ Shin Ashida

Name:	Shin Ashida

Title:	President and Chief Executive Officer

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Appendix A

Development Plan

[***]

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APPENDIX B

Japanese Application Number	Filing Date

5501124	16-Jun-1992

Title: MONOCLONAL ANTIBODIES SPECIFIC FOR MARROW-DERIVED MESENCHYMAL CELLS

2000535733	12-Mar-1999

Title: USES FOR NON-AUTOLOGUS MESENCHYMAL STEM CELLS

10532103	22-Jan-1998

Title: OSTEOPOROSIS BOND REGENERATION

2000536402	12-Mar-1999

Title: MESENCHYMAL STEM CELLS FOR PREVENTION AND TREATMENT OF IMMUNE RESPONSES IN TRANSPLANTATION

2001534394	26-Oct-2000

Title: MESENCHYMAL STEM CELLS FOR PREVENTION AND TREATMENT OF IMMUNE RESPONSES IN TRANSPLANTATION

2000542045	12-Mar-1999

Title: MESENCHYMAL STEM CELLS AS IMMUNOSUPPRESSANTS

2000553555	08-Jun-1999

Title: REGULATION OF HEMATOPOIETIC STEM CELL DIFFERENTIATION BY THE USE OF HUMAN MESENCHYMAL STEM CELLS

2000582047	04-Nov-1999

Title: USES OF FIBROBLASTS OR SUPERNATANTS FROM FIBROBLASTS FOR THE SUPPRESSION OF IMMUNE RESPONSES IN TRANSPLANTATION

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APPENDIX C

The clinical documents that will be provided are:

•	Investigator’s Brochure: This provides a summary of all preclinical investigations and the Phase I studies in humans that support the Phase 2 development program.

•	Protocol No. 240: This provides complete detail for the Phase 2 study of the universal hMSCs in patients with hematologic malignancies undergoing HLA-identical sibling PBSC transplants. The primary efficacy outcome is the incidence of acute GVHD at Day 84. Two doses of hMSCs will be examined (5 and 10 X 10e6/kg) versus placebo.

•	Protocol No. 290: This provides complete detail for the 5-year follow up of patients who complete Protocol No. 240. The primary goal in this study is to provide long-term safety data and to look at overall survival and the incidence of chronic GVHD.

The manufacturing and development documents that will be provided are:

Type 5 Biological Drug Master File.

Document Transfer Implementation Plan.

Master Production Records for Donor Cell Bank and Product Dose Manufacturing.

Pertinent Standard Operating Procedures supportive of Manufacturing, Quality Control and Facility Maintenance.

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APPENDIX D

Osiris Therapeutics, Inc. (Osiris) and JCR Pharmaceuticals Co., Ltd. (JCR) entered into a License Agreement (Agreement) whereby Osiris has granted to JCR an exclusive right in Japan to its universal, adult mesenchymal stem cell (MSC) technology for use in conjunction with the treatment of hematological malignancies with hematopoietic stem cells. Although financial terms of the Agreement have not been disclosed, Osiris received an upfront license fee and will receive additional fees as specific milestones are met. In addition, Osiris will receive royalties upon the successful launch of the proposed product. Pursuant to a related Stock Purchase Agreement, JCR will also purchase preferred shares of Osiris.